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                                                                    EXHIBIT 33.1

           REPORT ON ASSESSMENT OF COMPLIANCE WITH SERVICING CRITERIA
                     PURSUANT TO ITEM 1122 OF REGULATION AB
                          FIRST NATIONAL BANK OF OMAHA

                                                      Date: March 28, 2008

     The undersigned, a duly authorized representative of First National Bank of Omaha (the "Servicer"), hereby certifies as follows:

     (1) The Servicer is responsible for assessing its compliance with the servicing criteria set forth in 17 C.F.R. Section 229.1122(d) ("Item 1122(d) of Regulation AB"), except for servicing criteria specified in (1)(iii); (2)(iii) and (vi); 3(iii) and (iv); and 4(x) of Item 1122(d) of Regulation AB, which the Servicer has determined are inapplicable to the activities it performs with respect to the credit card asset backed securities transactions issued by First National Master Note Trust (the "Platform") being serviced (such applicable criteria, after giving effect to the exceptions identified above, the "Applicable Servicing Criteria"), as of and for the year ended December 31, 2007 relating to the servicing of the Platform;

     (2) The Servicer used the servicing criteria in Item 1122(d) of Regulation AB to assess compliance with the Applicable Servicing Criteria;

     (3) The Servicer is in compliance with the Applicable Servicing Criteria relating to the Platform as of and for the year ending December 31, 2007 in all material respects except as described below:


     1122(d)(2)(i): Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements.

          In February of 2007, the Transferor Interest fell below the Minimum Transferor Interest and the Servicer failed to deposit the Transferor's share of daily collections and certain amounts otherwise distributable to the Holder of the Transferor's Interest to the Excess Funding Account as required by the Pooling and Servicing Agreement. The Transferor's Interest was restored to the required level by an account addition on March 1, 2007 and the parties to the privately-placed VFN Series 2003-3, VFN Series 2004-1, VFN Series 2006-1 and VFN Series 2006-2 notes and Series 2005-1 certificates waived the default.

; and

     (4) Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report for the Platform on the Servicer's assessment of compliance with the Applicable Servicing Criteria as of and for the year ending December 31, 2007.


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                                          FIRST NATIONAL BANK OF OMAHA, as
                                          Servicer



                                          By    /s/ Timothy D. Hart
                                             ---------------------------------
                                                Timothy D. Hart
                                                Senior Vice President







              [Signature page to Report on Assessment of Compliance
                        of First National Bank of Omaha]